Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2014

ELYRIA, Ohio - (October 23, 2014) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and nine months ended September 30, 2014.

Except for free cash flow(a), the financial information for all periods excludes the results of discontinued operations. Discontinued operations include Invacare Supply Group (ISG), the Company's former domestic medical supplies business that was divested on January 18, 2013, Champion Manufacturing, Inc. (Champion), the Company's former domestic medical recliner business for dialysis clinics that was divested on August 6, 2013, and Altimate Medical, Inc. (Altimate), the Company's former manufacturer of stationary standing assistive devices for use in patient rehabilitation that was divested on August 29, 2014. Champion was a part of the Institutional Products Group (IPG) segment and Altimate was a part of the North America/Home Medical Equipment (HME) segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY

Commenting on the Company's third quarter 2014, Robert K. Gudbranson, Interim President and Chief Executive Officer, stated, "In August we took our first step to improve the profitability in the North America/HME and Asia/Pacific businesses by announcing a restructuring that is expected to generate $14 to $15 million in annualized pre-tax savings in 2015. As we continue our work to turn around the business, we also remain focused on managing our debt exposure. In the third quarter, we announced the sale of Altimate Medical and used the net proceeds of $21.9 million to reduce total debt outstanding to $26.9 million, which included $8.0 million drawn on the revolving credit facility, as of September 30, 2014. In addition, we are in negotiations to enter into a new credit facility, as our existing credit facility matures in October 2015."

Gudbranson continued, "With respect to our third quarter financial results, consolidated adjusted loss per share(b) was $0.56 in the third quarter of 2014, which included a loss of $0.27 per share related to incremental warranty expense as described in this release. This compared to adjusted loss per share(b) of $0.23 in the third quarter of 2013. Excluding incremental warranty expense and the write-down of intangible assets, the European, Asia/Pacific and Institutional Products Group segments showed improvement in earnings before income tax for the third quarter as compared to last year. That improvement was offset by North America/HME. Despite this challenging environment, I am pleased with the team for producing $14.3 million in free cash flow(a) in the third quarter, which compares to negative free cash flow(a) of $17.3 million in the first six months of 2014."

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.90 for the quarter compared to loss per share of $0.20 in the third quarter last year.

•	Adjusted loss per share(b) from continuing operations for the quarter was $0.56 compared to adjusted loss per share(b) of $0.23 in the third quarter last year.

•	Free cash flow(a) for the quarter was $14.3 million compared to $29.4 million in the third quarter last year.

•	Net sales for the quarter from continuing operations decreased 4.8% while organic net sales decreased 6.0%, compared to the third quarter last year.

•	Adjusted EBITDA(d) from continuing operations was negative $2.3 million for the quarter compared to positive $9.1 million for the same period last year.

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Debt outstanding for the third quarter decreased by $31.6 million, resulting in a ratio of debt to adjusted EBITDA(d) for the trailing twelve months of 1.8, compared to 2.8 at the end of the second quarter of 2014.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the third quarter of 2014 was $0.90 ($28.7 million net loss) as compared to loss per share of $0.20 ($6.3 million net loss) for the same period last year. The net loss for the third quarter of 2014 was significantly impacted by lower net sales, incremental warranty expense of $0.27 per share ($8.7 million after-tax expense) related to three specific product issues, intangible asset write-downs of $0.26 per share ($8.3 million after-tax expense) and restructuring charges of $0.12 per share ($3.8 million after-tax expense). Tax expense for the third quarter of 2014 included a tax benefit of $0.05 per share ($1.6 million tax benefit) as a result of the intraperiod tax allocation between continuing and discontinued operations. The net loss for the third quarter 2013 included restructuring charges of $0.06 per share ($1.8 million after-tax expense). Tax expense for the third quarter of 2013 included a tax benefit of $0.13 per share ($4.3 million tax benefit) as a result of the intraperiod tax allocation between continuing and discontinued operations. In addition, the Company recorded a tax valuation allowance for the three months ended September 30, 2013, of $0.10 per share ($3.1 million tax expense) related to continuing domestic operations.

Adjusted net loss per share(b) was $0.56 ($17.8 million adjusted net loss(c)) for the third quarter of 2014 as compared to adjusted net loss per share(b) of $0.23 ($7.2 million adjusted net loss(c)) for the third quarter of 2013. The adjusted net loss(c) for the third quarter of this year was driven by lower net sales and reduced gross margin driven by the increased warranty expense as noted above.

Net sales for the quarter decreased 4.8% to $320.5 million versus $336.6 million for the same period last year. Organic net sales, which the Company defines as the difference between reported net sales and foreign currency translation, decreased 6.0% for the quarter compared to the same period last year as increased net sales in the European and Asia/Pacific segments were more than offset by net sales decline in the North America/HME segment, primarily in respiratory products, as well as a decline in net sales for the IPG segment. Regarding sales of products manufactured from the Taylor Street facility, which included some products sold outside of North America/HME and is impacted by the Company's consent decree with the United States Food and Drug Administration (FDA), net sales were approximately $11.9 million in the third quarter of the current year compared to approximately $12.0 million in the third quarter of last year. Reported and organic net sales by segment and for the consolidated Company comparing the periods ended September 30, 2014 to September 30, 2013, are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the third quarter was lower by 1.6 percentage points compared to the third quarter of last year. Gross margin for the third quarter of 2014 includes warranty expense of $9.3 million pre-tax, or 2.9 percentage points, related to three specific product issues. First, an expense of $6.6 million pre-tax for a potential field action that is under review related to a component in a stationary oxygen concentrator that was manufactured in the Company’s facility in Suzhou, China, and sold globally. The component is no longer used in production. The Company is reviewing four reported incidents in Europe. There have been no reported injuries, and no incidents reported elsewhere. This $6.6 million pre-tax expense was recorded in the European segment ($3.4 million pre-tax expense) and North America/HME segment ($3.2 million pre-tax expense). Second, an expense of $2.1 million pre-tax for the recall of a sieve bed component used within stationary oxygen concentrators manufactured during August 2014, which was recorded in the North America/HME segment. Third, an incremental expense of $0.6 million pre-tax related to the Company's joystick recall as a result of a product mix toward higher cost joysticks, which was recorded in the North America/HME segment ($0.3 million pre-tax expense) and Asia/Pacific segment ($0.3 million pre-tax expense). These warranty reserves are subject to adjustment in future periods as new developments change the Company's estimate of the total cost of these matters. Excluding the incremental warranty expense recorded in 2014, gross margin as a percentage of net sales for the third quarter of 2014 increased 1.3 percentage points as compared to the third quarter of last year, primarily driven by product cost reductions.

SG&A expense increased by 0.6% to $98.2 million in the third quarter compared to $97.6 million in the third quarter of last year. Foreign currency translation increased expense by $0.8 million or 0.8 percentage points. Excluding the impact from foreign currency translation, SG&A expense decreased 0.2% compared to the third quarter of last year, despite an increase in regulatory and compliance expense ($1.9 million pre-tax expense), primarily due to higher consulting costs, and an incremental expense related to the retirement of an executive officer of the Company ($1.8 million pre-tax expense). The executive officer retirement expense is recorded in the Other segment. These increased costs were entirely offset by reduced associate and bad debt expenses.

The Company evaluates the carrying value of its intangible assets whenever events or circumstances indicate possible impairment. As a result, in the third quarter of 2014, the company recorded an intangible asset impairment charge of $8.3 million pre-tax in the IPG segment, as the actual and remaining cash flows associated with the intangibles were less than the cash flows originally used to value the intangibles, primarily driven by reduced net sales.

The Company incurred restructuring charges for the third quarter of $3.8 million after tax, principally related to severance costs primarily in the North America/HME, IPG and Asia/Pacific segments as part of the Company's restructuring initiative announced on August 20, 2014. In the third quarter of 2013, the Company incurred restructuring charges of $1.8 million after-tax. These restructuring charges are excluded from adjusted earnings per share(b).

Loss per share on a GAAP basis for the nine months ended September 30, 2014 was $1.94 ($62.1 million net loss) as compared to loss per share for the same period last year of $1.20 ($38.3 million net loss). The net loss for the nine months ended September 30, 2014 was significantly impacted by lower net sales, incremental warranty expense of $0.34 per share ($10.8 million after-tax expense) related to three specific product issues, intangible asset write-downs of $0.26 per share ($8.3 million after-tax expense) and incremental expense of $0.09 per share ($2.8 million after-tax expense) related to the retirement of certain executive officers of the Company. The Company incurred charges related to restructuring of $0.23 per share ($7.4 million after-tax expense) in the first nine months of 2014. In addition, the net loss for the nine months ended 2014 includes a tax benefit of $0.06 per share ($2.0 million tax benefit) as a result of the intraperiod tax allocation between continuing and discontinued operations. Net loss for the nine months ended September 30, 2013 also was impacted by an incremental warranty expense related to the Company's power wheelchair joystick recall of $0.12 per share ($3.8 million after-tax expense), charges related to restructuring of $0.17 per share ($5.5 million after-tax expense) and a tax benefit of $0.26 per share ($8.3 million tax benefit) as a result of an intraperiod tax allocation of expense to discontinued operations. In addition, the Company recorded a tax valuation allowance for the nine months ended September 30, 2013, of $0.10 per share ($3.1 million tax expense) related to continuing domestic operations.

Adjusted net loss per share(b) was $1.47 ($47.1 million adjusted net loss(c)) for the nine months ended September 30, 2014 as compared to adjusted net loss per share(b) of $1.15 ($36.7 million adjusted net loss(c)) for the nine months ended September 30, 2013. The adjusted net loss(c) for the nine months ended September 30, 2014 was primarily the result of lower net sales and reduced gross margin primarily driven by increased warranty expenses, partially offset by reduced SG&A and interest expenses.

Net sales for the nine months ended September 30, 2014 decreased 5.2% to $952.0 million versus $1.0 billion for the same period last year. Organic net sales for the first nine months decreased 6.5% over the same period last year as increased net sales in the European segment were more than offset by declines in all other segments. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of the North America/HME segment, were approximately $31.9 million for the first nine months of 2014 compared to approximately $43.7 million in the first nine months of last year. The net sales for the first nine months of 2013 benefited from the fulfillment of quotes and orders which existed prior to the effective date of the FDA consent decree.

EUROPE

For the third quarter of 2014, European net sales increased 5.5% to $158.5 million versus $150.3 million for the third quarter of last year. Organic net sales for the quarter increased 2.7% related to increases in net sales in lifestyle and mobility and seating products. For the third quarter, earnings before income taxes decreased to $12.3 million, excluding restructuring charges of $0.1 million, as compared to $13.7 million last year, excluding restructuring charges of $0.5 million. The decrease in earnings before income taxes was attributable to increased warranty expense of $3.4 million recorded in the third quarter of 2014 related to the potential field action described above for a stationary oxygen concentrator component that is no longer being used in production. Excluding the incremental warranty expense, earnings before income taxes increased $2.0 million primarily attributable to volume increases and an improved gross margin driven by favorable customer and product mix and lower product costs, including favorable foreign currency transactions. These benefits were partially offset by increased SG&A expense primarily attributable to associate costs.

For the nine months ended September 30, 2014, European net sales increased 6.0% to $455.3 million versus $429.7 million for the same period last year. Organic net sales increased 2.3% primarily related to increases in net sales of lifestyle and mobility and seating products, which were partially offset by declines in respiratory products. For the nine months ended September 30, 2014, earnings before income taxes increased to $34.2 million, excluding restructuring charges of $1.0 million, as compared to $28.1 million last year, excluding restructuring charges of $0.7 million. The increase in earnings before income taxes was largely attributable to volume increases and a favorable gross margin driven by favorable customer and product mix and lower product costs, including favorable foreign currency transactions. These benefits were partially offset by increased SG&A expense primarily attributable to associate costs and increased warranty expense primarily related to the potential field action described above for a stationary oxygen concentrator component that is no longer being used in production.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended September 30, 2014, North America/HME net sales decreased 15.2% to $124.3 million compared to $146.5 million in the same period last year. Organic net sales decreased 14.8% compared to the third quarter last year due to declines in all product categories. The net sales decline in respiratory products is primarily attributable to a significant shipment of Invacare® Homefill® oxygen systems to a large national account last year which did not repeat in the current year. The net sales decline in lifestyle products was impacted by market factors including the ongoing pre- and post-payment Medicare audits of home medical equipment providers, which the Company believes adversely impacts the utilization of lifestyle products. In addition, the segment has been negatively impacted by a shift toward lower cost products for certain lifestyle products that are subject to National Competitive Bidding. The net sales decline in mobility and seating products was primarily driven by reduced net sales of scooter products, which the Company decided to exit domestically. While the mobility and seating product category has been impacted by the FDA consent decree, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility, net sales of power wheelchairs in this segment were comparable in the third quarter 2014 versus the same period last year. Power wheelchairs ordered from the Taylor Street facility continued to be fulfilled with properly completed verification of medical necessity (VMN) documentation. However, the number of new domestic power wheelchair units shipped from the facility in the third quarter of 2014 and 2013 represented only approximately 11.5% and 11.2%, respectively, of the pre-consent decree domestic units shipped in the third quarter of 2012.

Loss before income taxes was $19.5 million in the third quarter, excluding restructuring charges of $3.0 million, as compared to loss before income taxes of $10.4 million in the third quarter last year, excluding restructuring charges of $1.2 million. This loss for the quarter was primarily driven by volume declines and a reduced gross margin impacted by increased warranty expense of $5.6 million, primarily related to three product issues. These factors were partially offset by decreased SG&A expense. Warranty expense for the third quarter of 2014 included an incremental expense of $3.2 million for the potential field action described above for a stationary oxygen concentrator component that is no longer being used in production, $2.1 million for the sieve bed component recall and $0.3 million for the joystick recall. The decrease in SG&A expense is primarily attributable to reduced associate costs and bad debt expense partially offset by increased regulatory and compliance costs.

For the nine months ended September 30, 2014, North America/HME net sales decreased 14.6% to $383.1 million compared to $448.5 million in the same period last year. Organic net sales decreased 14.1% compared to last year driven by declines in all product categories, which were primarily attributable to factors similar to those that drove the third quarter decline described above.

Loss before income taxes was $50.1 million for the first nine months of 2014, excluding restructuring charges of $4.7 million, as compared to loss before income taxes of $33.0 million for the first nine months of last year, excluding restructuring charges of $4.8 million. This increase in the year to date loss was primarily driven by volume declines and a reduced gross margin impacted by an unfavorable sales mix toward lower margin products. The loss before income taxes also was negatively impacted by the warranty expense of $6.8 million for three product issues recorded in the first nine months of 2014 as compared to the warranty expense of $0.4 million recorded in the first nine months of 2013 related to the Company's power wheelchair joystick recall. These factors were partially offset by decreased SG&A expense related to reduced associate, bad debt and consulting expenses, including regulatory and compliance costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the third quarter of 2014, IPG net sales decreased by 10.4% to $25.2 million compared to $28.1 million last year. Organic net sales decreased 10.3% driven primarily by declines in bed sales. Loss before income taxes was $6.7 million in the third quarter, excluding restructuring charges of $0.6 million, as compared to earnings before income taxes of $1.0 million in the third quarter of last year. The third quarter of 2014 net loss includes an intangible asset impairment charge of $8.3 million. Excluding the intangible asset impairment charge, earnings before income taxes increased by $0.6 million primarily attributable to reduced warranty and associate costs partially offset by volume declines.

For the first nine months of 2014, IPG net sales decreased by 12.7% to $76.1 million compared to $87.1 million last year. Organic net sales decreased 12.5% driven largely by declines in bed sales and interior design projects. Loss before income taxes was $5.3 million for the first nine months of 2014, excluding restructuring charges of $2.3 million, as compared to earnings before income taxes of $2.2 million, excluding restructuring charges of $0.2 million, in the same period last year. Excluding the intangible asset impairment charge of $8.3 million recorded during the third quarter of 2014, earnings before income taxes increased $0.8 million primarily attributable to reduced associate, research and development and freight expenses, partially offset by volume declines.

ASIA/PACIFIC

For the third quarter of 2014, Asia/Pacific net sales increased 7.0% to $12.6 million versus $11.8 million last year. Organic net sales increased 2.9% attributable to volume increases at the Company's distribution business in Australia, partially offset by declines in both the Company's subsidiary that produces microprocessor controllers and the New Zealand distribution business. For the third quarter of 2014, loss before income taxes was $1.4 million, excluding restructuring charges of $0.4 million, as compared to loss before income taxes of $2.1 million in the third quarter of last year, excluding restructuring charges of $0.1 million. The third quarter of 2014 includes an incremental expense of $0.3 million for the joystick recall compared to no incremental expense in the third quarter of 2013. The reduction in loss before income taxes is attributable to volume increases and reduced SG&A expense partially offset by increased warranty expense.

For the nine months ended September 30, 2014, Asia/Pacific net sales decreased 2.1% to $37.5 million versus $38.3 million last year. Organic net sales decreased 2.2% primarily attributable to declines at the Company's subsidiary that produces microprocessor controllers and the New Zealand distribution business. This was partially offset by growth in the Company's Australian distribution business. For the nine months ended September 30, 2014, loss before income taxes was $6.5 million, excluding restructuring charges of $0.4 million, as compared to loss before income taxes of $8.7 million in the same period last year, excluding restructuring charges of $1.2 million. The decrease in the year to date loss before income taxes was primarily related to lower warranty expense recorded for the joystick recall in 2014 as compared to 2013 ($1.3 million recorded in 2014 as compared to $3.4 million recorded in 2013). Excluding the incremental expense related to the joystick recall, the loss before income taxes decreased slightly, primarily attributable to reduced SG&A expenses for associates and bad debt expense, which were offset by lower volumes and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers.

FINANCIAL CONDITION

Total debt outstanding was $26.9 million as of September 30, 2014, as compared to $58.5 million and $48.0 million as of June 30, 2014 and December 31, 2013, respectively (including the convertible debt discount, which reduced convertible debt and increased equity by $2.2 million as of September 30, 2014 and by $2.4 million and $2.7 million as of June 30, 2014 and December 31, 2013, respectively). The Company's total debt outstanding as of September 30, 2014 consisted of $8.0 million drawn on the revolving credit facility, $13.4 million in convertible debt and $5.5 million of other debt. The Company's debt levels as of September 30, 2014, decreased as compared to June 30, 2014, primarily as a result of the application of $21.9 million of net proceeds from the divestiture of Altimate and positive free cash flow(a).

The Company reported positive free cash flow(a) of $14.3 million in the third quarter of 2014 as compared to positive free cash flow(a) of $29.4 million in the third quarter of 2013. The third quarter 2014 positive free cash flow(a) was primarily driven by decreased accounts receivable and increased accrued expenses partially offset by the net loss for the period. The Company continues to review options relating to its capital structure, as its existing credit facility matures in October 2015.

The Company's ratio of debt to adjusted EBITDA(d) for the trailing twelve months was 1.8 as of September 30, 2014, compared to 2.3 as of December 31, 2013, and 2.0 as of September 30, 2013. The September 30, 2014, ratio includes a net positive adjustment to adjusted EBITDA(d) of $9.1 million as permitted under a provision of the September 30, 2014, debt amendment allowing for the add-back to consolidated EBITDA of warranty expense accruals up to $10.0 million and the subtraction of related cash payments when paid.

Days sales outstanding were 48 days as of the end of the third quarter of 2014, compared to 49 days as of December 31, 2013, and 50 days as of September 30, 2013. Inventory turns as of the end of the third quarter of 2014 were 4.7, compared to 5.1 as of December 31, 2013 and 4.9 as of September 30, 2013.

STATUS OF THE CONSENT DECREE

Regarding the status of the Company's consent decree with the FDA, Gudbranson commented, "Since the beginning of August, I have been actively engaged with our quality systems team, which we have expanded over the last few years, on developing action plans and next steps relating to our quality systems remediation. With the help of the consulting firm that we engaged earlier this year, we are working diligently to improve the functionality and capabilities of certain quality subsystems, most notably complaint handling and corrective and preventative actions (CAPA). However, we have more work to do in order to have a sustainable and integrated quality system."

The FDA consent decree at the corporate and Taylor Street facilities in Elyria, Ohio, requires that a third-party expert perform three separate certification audits. In order to resume full operations, the third-party certification audit reports must be submitted to the FDA for review and acceptance. The Company already has received the FDA's acceptance of two of the three certification reports. The Company cannot predict the timing or the outcome of the third expert certification audit.

According to the consent decree, once the expert's third certification audit is completed and the certification report is submitted to the FDA, as well as the Company’s own report related to its compliance status, together with its responses to any observations in the certification report, the FDA will inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's Quality System Regulation (QSR). Once the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

(a) Free cash flow is a non-GAAP financial measure which is defined as net cash provided (used) by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as adjusted net loss(c) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($4.1 million and $8.4 million pre-tax for the three and nine months ended September 30, 2014 compared to $1.9 million and $7.0 million pre-tax for the three and nine months ended September 30, 2013), intangible asset write-downs ($8.3 million pre-tax for the three and nine months ended September 30, 2014 compared to $0.2 million pre-tax for the three and nine months ended September 30, 2013), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.5 million pre-tax for the three and nine months ended September 30, 2014 compared to $0.2 million and $0.5 million pre-tax for the three and nine months ended September 30, 2013), add back of additional interest expense allocation as a result of the sale of Champion and Altimate ($0.1 million and $0.2 million pre-tax for the three and nine months ended September 30, 2014 compared to $0.2 million and $0.7 million pre-tax for the three and nine months ended September 30, 2013) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges ($4.1 million and $8.4 million pre-tax for the three and nine months ended September 30, 2014 compared to $1.9 million and $7.0 million pre-tax for the three and nine months ended September 30, 2013 as adjusted for debt covenant limitations regarding cash charges of $3.9 million for the nine months ended September 30, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees ($1.2 million and $3.3 million pre-tax for the three and nine months ended September 30, 2014 compared to $1.2 million and $3.7 million pre-tax for the three and nine months ended September 30, 2013), stock option expense ($1.9 million and $4.4 million pre-tax for the three and nine months ended September 30, 2014 compared to $2.1 million and $4.7 million pre-tax for the three and nine months ended September 30, 2013), intangible asset write-downs ($8.3 million pre-tax for the three and nine months ended September 30, 2014 compared to $0.2 million pre-tax for the three and nine months ended September 30, 2013) and franchise tax expense ($0.1 million and $0.3 million pre-tax for the three and nine months ended September 30, 2014). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are generally recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, EBITDA and Adjusted EBITDA are also used by the Company to evaluate its performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will sponsor a conference call for investors and other interested parties on Thursday, October 23, 2014, at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 888-515-2880, or for international callers 719-457-2714, and enter Conference ID 3879117. A digital recording will be available two hours after completion of the conference call from October 23, 2014 through October 30, 2014. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 3879117.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,200 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of Company facilities and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree even in light of the new credit agreement amendment); the Company's inability to satisfy its liquidity needs, including efforts to establish a new credit agreement, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$320,520	$336,578	$951,964	$1,003,659
Cost of products sold	235,873	242,371	692,946	727,516
Gross Profit	84,647	94,207	259,018	276,143
Selling, general and administrative expenses	98,181	97,579	295,328	302,757
Charges related to restructuring activities	4,077	1,884	8,407	6,998
Asset write-downs related to intangible assets	8,253	167	8,253	167
Interest expense - net	511	581	1,855	2,116
Loss from Continuing Operations before Income Taxes	(26,375)	(6,004)	(54,825)	(35,895)
Income taxes *	2,350	270	7,250	2,430
Loss from Continuing Operations	(28,725)	(6,274)	(62,075)	(38,325)

Net Earnings from Discontinued Operations (net of tax of $585; $657; $985 and $1,707)	50	1,198	1,811	6,066
Gain on Sale of Discontinued Operations (net of tax of $3,490; $1,583; $3,490 and $11,083)	13,579	21,178	13,579	71,080
Total Net Earnings from Discontinued Operations	13,629	22,376	15,390	77,146

Net Earnings (Loss)	$(15,096)	$16,102	$(46,685)	$38,821

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.90)	$(0.20)	$(1.94)	$(1.20)
Total Net Earnings from Discontinued Operations	$0.43	$0.70	$0.48	$2.42
Net Earnings (Loss) per Share—Basic	$(0.47)	$0.50	$(1.46)	$1.22

Weighted Average Shares Outstanding—Basic	32,006	31,902	32,005	31,902

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations **	$(0.90)	$(0.20)	$(1.94)	$(1.20)
Total Net Earnings from Discontinued Operations	$0.42	$0.70	$0.48	$2.41
Net Earnings (Loss) per Share—Assuming Dilution **	$(0.47)	$0.50	$(1.46)	$1.21

Weighted Average Shares Outstanding—Assuming Dilution	32,194	32,006	32,216	32,009

* Due to accounting requirements associated with the intraperiod allocation of taxes, a benefit to continuing operations was offset by tax expense to discontinued operations for the full year.  The tax associated with the gain on the sale of discontinued operations for the quarter and nine months ended September 30, 2013 was materially different than the final tax on the gain related to the sale of all discontinued operations of $1.2 million reported for the full year 2013 as a result of changes to the projected estimated loss from continuing operations in the United States for 2013 as the year progressed.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations:	2014	2013	2014	2013
Net loss	$(28,725)	$(6,274)	$(62,075)	$(38,325)
Interest expense	549	639	2,284	2,355
Income taxes	2,350	270	7,250	2,430
Depreciation and amortization	8,060	9,096	25,891	27,576
EBITDA	(17,766)	3,731	(26,650)	(5,964)
Restructuring charges	4,077	1,884	8,407	6,998
Asset write-downs related to intangible assets	8,253	167	8,253	167
Cash restructuring charges covenant limitation adjustment	—	—	—	(3,871)
Bank fees	1,160	1,206	3,331	3,660
Stock option expense	1,934	2,147	4,404	4,721
Franchise tax expense	90	—	260	—
Adjusted EBITDA(1)	$(2,252)	$9,135	$(1,995)	$5,711

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset or intangible asset write-downs and franchise tax expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are generally recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, EBITDA and Adjusted EBITDA are also used by the Company to evaluate its performance.

Adjusted EBITDA (d) as presented above for the three and nine months ended September 30, 2014, does not reflect a net positive adjustment to adjusted EBITDA(d) of $9.1 million solely for the purpose of determining compliance with covenants under the Company's credit facility, as permitted under a provision of the September 30, 2014, credit facility amendment allowing for the add-back to consolidated EBITDA of warranty expense accruals up to $10.0 million and the subtraction of related cash payments when paid.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations:	2014	2013	2014	2013
Net loss per share - assuming dilution *	$(0.90)	$(0.20)	$(1.94)	$(1.20)
Weighted average shares outstanding- assuming dilution	32,006	31,902	32,005	31,902
Net loss	(28,725)	(6,274)	(62,075)	(38,325)
Income taxes	2,350	270	7,250	2,430
Loss before income taxes	(26,375)	(6,004)	(54,825)	(35,895)
Restructuring charges	4,077	1,884	8,407	6,998
Amortization of discount on convertible debt	180	161	525	468
Discontinued operations interest allocation reversal	(52)	(162)	(202)	(695)
Asset write-downs related to intangible assets	8,253	167	8,253	167
Adjusted loss before income taxes	(13,917)	(3,954)	(37,842)	(28,957)
Income taxes	3,850	3,260	9,250	7,750
Adjusted net loss	$(17,767)	$(7,214)	$(47,092)	$(36,707)

Weighted average shares outstanding - assuming dilution	32,006	31,902	32,005	31,902
Adjusted loss per share - assuming dilution (2) *	$(0.56)	$(0.23)	$(1.47)	$(1.15)

(2) Adjusted Net Loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), add back of additional interest expense allocation as a result of the sale of Champion and Altimate, intangible asset write-downs and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. As a result of the sale of Champion and Altimate, the Company was required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted loss, the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $32,519,000 and $92,462,000 for the three and nine months ended September 30, 2014 compared to $29,982,000 and $89,259,000 for the three and nine months ended September 30, 2013, respectively.

The information by segment is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2014	2013	2014	2013
Revenues from external customers
North America/HME	$124,258	$146,454	$383,109	$448,547
Institutional Products Group	25,151	28,083	76,072	87,135
Europe	158,505	150,265	455,263	429,650
Asia/Pacific	12,606	11,776	37,520	38,327
Consolidated	$320,520	$336,578	$951,964	$1,003,659

Earnings (loss) before income taxes
North America/HME *	$(22,568)	$(11,563)	$(54,821)	$(37,808)
Institutional Products Group **	(7,275)	1,010	(7,636)	1,955
Europe	12,181	13,136	33,190	27,344
Asia/Pacific	(1,736)	(2,233)	(6,835)	(9,871)
All Other	(6,977)	(6,354)	(18,723)	(17,515)
Consolidated	$(26,375)	$(6,004)	$(54,825)	$(35,895)

Restructuring charges before income taxes
North America/HME	$3,041	$1,210	$4,689	$4,837
Institutional Products Group	591	36	2,308	237
Europe	69	542	1,030	722
Asia/Pacific	376	96	380	1,202
Consolidated	$4,077	$1,884	$8,407	$6,998

Earnings (loss) before income taxes excluding restructuring charges
North America/HME *	$(19,527)	$(10,353)	$(50,132)	$(32,971)
Institutional Products Group **	(6,684)	1,046	(5,328)	2,192
Europe	12,250	13,678	34,220	28,066
Asia/Pacific	(1,360)	(2,137)	(6,455)	(8,669)
All Other	(6,977)	(6,354)	(18,723)	(17,515)
Consolidated	$(22,298)	$(4,120)	$(46,418)	$(28,897)

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

* Includes an asset write-down related to an intangible asset of $0.2 million for the three and nine months ended September 30, 2013.

** Includes an asset write-down related to intangible assets of $8.3 million for the three and nine months ended September 30, 2014.

Business Segment Net Sales - The following table provides net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the three months ended September 30, 2014 to September 30, 2013:

	Reported	Foreign Currency Translation Impact	Organic*
North America / HME	(15.2)%	(0.4)%	(14.8)%
Institutional Products Group	(10.4)	(0.1)	(10.3)
Europe	5.5	2.8	2.7
Asia/Pacific	7.0	4.1	2.9
Consolidated	(4.8)%	1.2%	(6.0)%

The following table provides net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the nine months ended September 30, 2014 to September 30, 2013:

	Reported	Foreign Currency Translation Impact	Organic*
North America / HME	(14.6)%	(0.5)%	(14.1)%
Institutional Products Group	(12.7)	(0.2)	(12.5)
Europe	6.0	3.7	2.3
Asia/Pacific	(2.1)	0.1	(2.2)
Consolidated	(5.2)%	1.3%	(6.5)%

*Organic net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2014	December 31, 2013
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$29,066	$29,785
Trade receivables, net	172,252	188,622
Installment receivables, net	1,324	1,562
Inventories, net	162,733	155,637
Deferred income taxes and other current assets	39,650	43,933
Total Current Assets	405,025	419,539
Other Assets	77,820	108,520
Property and Equipment, net	93,481	106,149
Goodwill	448,105	462,226
Total Assets	$1,024,431	$1,096,434
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$121,203	$116,704
Accrued expenses	140,917	133,100
Current taxes, payable and deferred	17,828	12,259
Short-term debt and current maturities of long-term obligations	781	14,102
Total Current Liabilities	280,729	276,165
Long-Term Debt	23,907	31,184
Other Long-Term Obligations	112,268	118,276
Shareholders’ Equity	607,527	670,809
Total Liabilities and Shareholders’ Equity	$1,024,431	$1,096,434

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2014	2013	2014	2013
Net cash provided (used) by operating activities	$14,037	$28,719	$138	$(1,245)
Plus:
Net cash impact related to restructuring activities	2,672	3,301	6,139	7,805
Less:
Purchases of property and equipment, net	(2,391)	(2,573)	(9,286)	(10,230)
Free Cash Flow	$14,318	$29,447	$(3,009)	$(3,670)

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).